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                                                                     EXHIBIT 3.4

                           CERTIFICATE OF DESIGNATIONS

                  FIRST REPUBLIC PREFERRED CAPITAL CORPORATION
            5.7% NONCUMULATIVE SERIES C EXCHANGEABLE PREFERRED STOCK

          RESOLVED, that pursuant to the authority vested in the Board of Directors of First Republic Preferred Capital Corporation, a Nevada corporation (the "Corporation"), by Article Four of the Corporation's Articles of Incorporation, as amended, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated 5.7% Noncumulative Series C Exchangeable Preferred Stock, to consist of 10,000 shares (the "Series C Preferred Shares"), par value $.01 per share, the preferences, relative and other rights, and qualifications, limitations or restrictions of which shall be (in addition to those set forth in the Corporation's Articles of Incorporation, as amended) as follows:

     Section 1. Liquidation Proceeds. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series C Preferred Shares at the time outstanding will be entitled to receive out of assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series C Preferred Shares upon liquidation, liquidating distributions in the amount of $1,000 per share (the "Stated Value"), plus the amount of accrued and unpaid dividend thereon (whether or not declared) from the beginning of the semiannual dividend period in which the liquidation occurs to the date of liquidation.

     With respect to rights upon liquidation, dissolution or winding up of the Corporation, the Series C Preferred Shares shall rank (i) senior to the Common Stock and all other classes or series of stock of the Corporation now or hereafter authorized, issued or outstanding that by their terms expressly provide that they are junior to the Series C Preferred Shares as to distributions upon liquidation, dissolution or winding up, (ii) on a parity with the shares of the Corporation's 10 1/2% Noncumulative Series A Preferred Stock (the "Series A Shares") and the shares of the Corporation's 10 1/2% Noncumulative Series B Preferred Stock (the "Series B Shares") and, subject to
Section 7(b), all other classes or series of stock of the Corporation now or hereafter authorized, issued or outstanding that by their terms expressly provide that they will rank on a parity with the Series C Preferred Shares as to distributions upon liquidation, dissolution or winding up and (iii) subject to Sections 6(c) and 7(b), junior to all other classes or series of Preferred Stock of the Corporation now or hereafter authorized, issued or outstanding that by their terms expressly provide that they are senior to the Series C Preferred Shares as to distributions upon liquidation, dissolution or winding up.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidation distributions on all outstanding Series C Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series C Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Series C Preferred Shares and such other classes or series of

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capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively otherwise would be entitled.

     For the purposes of this Section 1, the consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation.

     Section 2.   Dividends.

     (a) Payment of Dividends. Holders of Series C Preferred Shares shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, cash dividends at an annual rate of 5.7% of the $1,000 Stated Value per share (equivalent to $57 per share per annum), and no more. Such noncumulative cash dividends shall be payable, if authorized and declared, semiannually in arrears on June 30 and December 30 of each year, or, if such day is not a Business Day (as defined herein), on the preceding Business Day (each such date, a "Dividend Payment Date"). Each authorized and declared dividend shall be payable to holders of record of the Series C Preferred Shares as they appear on the stock books of the Corporation at the close of business on such record date, not more than 45 calendar days nor less than 10 calendar days preceding the Dividend Payment Date therefor, as may be determined by the Board of Directors (each such date, a "Record Date"); provided, however, that if the date fixed for redemption of any of the Series C Preferred Shares occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid; and provided, however, that no dividend shall be payable (whether or not previously declared) on any Series C Preferred Share that is exchanged pursuant to Section 4 on or before the applicable Record Date. Semiannual dividend periods (each, a "Dividend Period") shall commence on and include the first day, and shall end on and include the last day, of the semiannual period in which the corresponding Dividend Payment Date occurs, provided, however, that the first Dividend Period (the "Initial Dividend Period") shall commence for each Series C Preferred Share on the date such Share initially was issued, and shall end on and include December 30, 2001.

     The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to any Series C Preferred Share (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months, provided, however, that in the event of the Automatic Exchange (as defined herein), any dividends accrued on the Series C Preferred Shares as of the Time of Exchange (as defined herein) from the beginning of the Dividend Period in which the Time of Exchange occurs shall be deemed to be accrued and unpaid dividends on the Bank Series C Preferred Shares (as defined herein).

     Holders of the Series C Preferred Shares shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series C Preferred Shares authorized and declared by the Board of Directors that may be unpaid. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Series C Preferred Shares.

     (b) Dividends Noncumulative. The right of holders of Series C Preferred Shares to receive dividends is noncumulative. Accordingly, except as hereinafter expressly provided, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series C Preferred Shares shall have no right to receive a dividend in respect of such Dividend Period and


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the Corporation shall have no obligation to pay a dividend in respect of such
Dividend Period, whether or not dividends are authorized and declared payable in respect of any future Dividend Period.

     (c) Priority as to Dividends; Limitations on Dividends on Other Classes of Stock. If full dividends on the Series C Preferred Shares for any Dividend Period shall not have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no dividend or distribution shall be authorized, declared, paid or set aside for payment (other than as provided in the third paragraph of this Section 2(c)) with respect to the Common Stock or any other stock of the Corporation ranking junior to the Series C Preferred Shares as to dividends or as to amounts payable upon liquidation (together with the Common Stock, "Junior Equity") or any stock ranking on parity with the Series C Preferred Shares as to dividends or as to amounts payable upon liquidation ("Parity Stock"), nor shall any Junior Equity or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other Junior Equity), until such time as dividends on all outstanding Series C Preferred Shares have been (i) authorized, declared and paid for two consecutive Dividend Periods and (ii) authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for the third consecutive Dividend Period.

     With respect to rights to dividends, the Series C Preferred Shares shall rank (i) senior to the Common Stock and all other classes or series of stock of the Corporation now or hereafter authorized, issued or outstanding that by their terms expressly provide that they are junior to the Series C Preferred Shares as to dividends, (ii) on a parity with the Series A Shares, the Series B Shares and, subject to Section 7(b), all other classes or series of stock of the Corporation now or hereafter authorized, issued or outstanding that by their terms expressly provide that they will rank on a parity with the Series C Preferred Shares as to dividends and (iii) subject to Sections 6(c) and 7(b), junior to all other classes or series of Preferred Stock of the Corporation now or hereafter authorized, issued or outstanding that by their terms expressly provide that they are senior to the Series C Preferred Shares as to dividends.

     Notwithstanding the foregoing, in the event the Board of Directors determines in good faith that a dividend payment by the Corporation is necessary in order to preserve the Corporation's status as a real estate investment trust (a "REIT") for federal income tax purposes, the Board of Directors shall be empowered to declare special dividends on Junior Equity; provided, however, that if the Corporation shall not have authorized, declared and paid dividends on the Series C Preferred Shares for two consecutive Dividend Periods and authorized, declared and paid, or authorized, declared and set apart a sum sufficient for the payment thereof for the third consecutive Dividend Period, prior to the declaration or payment of any such dividend on any Junior Equity, dividends in an amount equal to full dividends on the Series C Preferred Shares for each Dividend Period falling in whole or in part within the tax year in which the special dividend on any Junior Equity is to be declared or paid shall have been authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment prior to any dividend payment on any Junior Equity, and the special dividends on any Junior Equity shall be limited to the amount determined in good faith by the Board of Directors to be necessary (after giving effect to all dividends on the Series C Preferred Shares) to preserve the Company's status for federal income tax purposes as a REIT.

     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series C Preferred Shares, all dividends declared on the Series C Preferred Shares and any other series ranking on a parity as to dividends with the Series C Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Shares and each such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for the then current Dividend Period, per Series C Preferred Share (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including


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required or permitted accumulations, if any, on the stock of each such other series ranking on a parity as to dividends with the Series C Preferred Shares bear to each other.

     (d) Any reference to "dividends" or "distributions" in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

     Section 3.   Redemption.

     (a) Redemption at the Option of the Corporation. The Series C Preferred Shares may be redeemed (i) at any time following the occurrence of a Tax Event (as defined below) in accordance with Section 3(b) and (ii) in accordance with this Section 3(a) at any time after the later to occur of (A) June 15, 2007 or
(B) any other date required by the Corporation's Articles of Incorporation and any other certificate of designations. On or after such date, the Series C Preferred Shares will be redeemable at the option of the Corporation, in whole or in part, at any time or from time to time, at a cash redemption price per share of $1,000 plus the amount of the accrued and unpaid dividend thereon (whether or not declared) from the beginning of the Dividend Period in which the date of redemption occurs to the date of redemption.

     In the event that fewer than all the outstanding Series C Preferred Shares are to be redeemed, the number of Series C Preferred Shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors, in its sole discretion to be equitable.

     Unless full dividends on the Series C Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the then current Dividend Period, no Series C Preferred Shares shall be redeemed unless all outstanding Series C Preferred Shares are redeemed and the Corporation shall not purchase or otherwise acquire any Series C Preferred Shares; provided, however, that the Corporation may purchase or acquire Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares.

     The Corporation shall not redeem or set aside funds for the redemption of any Parity Stock or Junior Equity unless prior to or contemporaneously therewith it (i) in the case of Parity Stock, redeems, or sets aside funds for the redemption of, a number of shares of Series C Preferred Shares whose liquidation preference bears the same relationship to the aggregate liquidation preference of all shares of Series C Preferred Shares then outstanding as the liquidation preference of such Parity Stock to be redeemed bears to the aggregate liquidation preference of all parity stock then outstanding or (ii) in the case of Junior Equity, redeems, or sets aside funds for the redemption of, all of the Series C Preferred Shares.

     (b) Redemption Upon or Following a Tax Event. The Corporation will have the right at any time, upon or following the occurrence of a Tax Event, to redeem the Series C Preferred Shares in whole (but not in part) at a cash redemption price per share of $1,000 plus the amount of accrued and unpaid dividend thereon (whether or not declared) from the beginning of the Dividend Period in which the date of redemption occurs to the date of redemption. "Tax Event" means the receipt by the Corporation of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any

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notice or announcement of intent to adopt such procedures or regulations)
("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to any Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of initial issuance of the Series C Preferred Shares, there is a material risk that (A) dividends paid or to be paid by the Corporation with respect to the capital stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes or (B) the Corporation is, or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     (c)  Notice of Redemption. A notice by the Corporation pursuant to this
Section 3 shall be sufficiently given if delivered in accordance with Section 13 hereof. In any case where notice is given by mail, neither the failure to mail such notice nor any defect in the notice, to any particular holder shall affect the sufficiency of such notice to any other holder. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date,
(ii) the number of Series C Preferred Shares to be redeemed, (iii) the redemption price and (iv) the manner in which holders of Series C Preferred Shares called for redemption may obtain payment of the redemption price in respect of those shares.

     (d) Effect of Redemption. Any Series C Preferred Shares that are duly called for redemption pursuant to this Section 3 shall be deemed no longer to be outstanding for any purpose from and after the time that the Corporation shall have irrevocably deposited with the paying agent identified in the notice of redemption funds in an amount equal to the aggregate redemption price. From and after that time, the holders of the Series C Preferred Shares so called for redemption shall have no further rights as stockholders of the Corporation and in lieu thereof shall have only the right to receive the redemption price, without interest; provided, however, that the exchange privilege provided for in
Section 4 may be exercised at any time through the close of business on the last Business Day preceding the date of redemption specified in the notice given pursuant to Section 3(c).

     Series C Preferred Shares redeemed pursuant to this Section 3 or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Series C Preferred Shares.

     Section 4.   Right to Exchange Series C Preferred Shares for Bank Common
Stock.

     Subject to and in accordance with the provisions set forth below, each holder of Series C Preferred Shares will have the right at any time or from time to time, at the holder's option, to exchange all or any of the Series C Preferred Shares held of record by the holder into fully paid and nonassessable shares of the common stock, par value $.01 per share, of the Bank (the "Bank Common Stock"), at the rate of 32.7172 shares of Bank Common Stock for each Series C Preferred Share surrendered for exchange, subject to adjustment (the number of shares of Bank Common Stock issuable upon exchange of a Series C Preferred Share is hereinafter referred to as the "Exchange Rate").

     (a) Exercise of Exchange Privilege. To exercise the exchange privilege, the holder of the Series C Preferred Shares to be exchanged must surrender the certificate representing those shares to the exchange agent appointed by the Corporation (which will be the Corporation itself unless and until the Corporation provides notice of the appointment of another exchange agent specifying the name and address of the exchange agent), with the Notice of Election to Exchange on the back of the certificate


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duly completed and signed, at the principal office of the conversion agent. If the shares issuable on exchange are to be issued in a name other than the name in which the surrendered Series C Preferred Shares are registered (except if registered in "street name"), each share certificate surrendered for exchange must be accompanied by an instrument of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax which is required to be paid in connection with the transfer or evidence that the tax has been paid. In the event that a holder submits in connection with an exchange a certificate representing a number of Series C Preferred Shares that exceeds the number of Series C Preferred Shares for which such exchange is requested, the Corporation will promptly (but no later than the date on which the Corporation is required to delivered Bank Common Stock to such holder pursuant to such exchange) deliver a certificate representing such excess Series C Preferred Shares to such holder.

     No exchange may be effected pursuant to this Section 4 unless the number of shares of Series C Preferred Stock to be exchanged is equal to or greater than 1,000 (or, if less, the aggregate of all shares of Series C Preferred Stock then outstanding).

     Each exchange will be at the Exchange Rate in effect at the close of business on the day when all the conditions specified in the preceding paragraph have been satisfied. On or before the close of business of the third Trading Day after the surrender by a holder of a certificate representing Series C Preferred Shares in accordance with the preceding paragraphs (the "Delivery Date"), the Corporation shall effect delivery of the shares of Bank Common Stock to which such holder is entitled pursuant to such exchange by, as long as the transfer agent for the Bank (the "Transfer Agent") participates in the Fast Automated Securities Transfer program ("FAST") of the Depository Trust Company (the "DTC"), crediting the account of such holder or its nominee at the DTC (as specified in the applicable Notice of Election to Exchange or otherwise in writing) with the number of Bank Common Shares. In the event that the Transfer Agent is not a participant in FAST, or if shares of Bank Common Stock are not otherwise eligible for delivery through FAST, or if a holder so specifies in a Notice of Election to Exchange, the Bank shall effect delivery of the shares of Bank Common Stock by delivering, or causing its Transfer Agent to deliver, to such holder or its nominee physical certificates representing such shares, no later than the close of business on such Delivery Date. Any fractional interest in respect of a share of Bank Common Stock arising upon an exchange will be settled in cash based on the Fair Market Value (as defined in Section 4(b)(ii)) of the Bank Common Stock on the date of the exchange.

     Each exchange will be deemed to have been effected immediately prior to the close of business on the date on which all the conditions specified in this
Section 4(a) have been satisfied, and the person in whose name a certificate for shares of Bank Common Stock (or other securities) is to be issued upon an exchange will be deemed to have become the holder of record of the shares of Bank Common Stock (or other securities) represented by that certificate at that time. All shares of Bank Common Stock (or other securities) delivered upon exchange of Series C Preferred Shares will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of a certificate representing Series C Preferred Shares for exchange and compliance with all the other requirements of this Section 4(a), the shares represented by that certificate will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the Bank Common Stock or other securities, cash or other assets to be issued or distributed as a result of the exchange.

     (b) Adjustments to Exchange Rate. The Exchange Rate shall be adjusted as follows from time to time if any of the events described below occurs after the date hereof:

          (i) If the Bank pays a dividend or makes a distribution on the Bank Common Stock in shares of the Bank Common Stock or subdivides the outstanding Bank Common Stock into a greater number of shares, the Exchange Rate shall be proportionately increased. If the

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     Bank combines the outstanding Bank Common Stock into a smaller number of shares, the Exchange Rate in effect shall be proportionately reduced. An adjustment made pursuant to this Section 4(b)(i) will become effective immediately after the record date in the case of a dividend or distribution, except as provided in Section 4(b)(vii), and will become effective immediately after the effective date in the case of a subdivision or combination. If such dividend or distribution is declared but is not paid or made, the Exchange Rate then in effect will be appropriately readjusted; however, a readjustment of the Exchange Rate will not affect any exchange that takes place before the readjustment.

          (ii) If the Bank issues rights or warrants to the holders of the Bank Common Stock as a class, entitling all holders of the class to subscribe for or purchase Bank Common Stock at a price per share less than 90% of the Fair Market Value (as hereinafter defined) of the Bank Common Stock as of the record date for the determination of stockholders entitled to receive the rights or warrants, the Exchange Rate in effect immediately before the issuance of the rights or warrants will be reduced so that it will be the amount determined by multiplying the Exchange Rate in effect immediately before the record date for the issuance of the rights or warrants by a fraction of which the numerator is the number of shares of Bank Common Stock outstanding on the record date for the issuance of the rights or warrants plus the number of shares of Bank Common Stock that the aggregate exercise price of all the rights or warrants would purchase at the Fair Market Value of the Bank Common Stock as of the record date, and of which the denominator is the number of shares of Bank Common Stock outstanding on the record date for the issuance of the rights or warrants plus the number of additional shares of Bank Common Stock issuable on exercise of all the rights or warrants. The adjustment provided for in this Section 4(b)(ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately, except as provided in Section 4(b)(vii), after each record date. In determining whether any rights or warrants entitle the holders of the Bank Common Stock to subscribe for or purchase shares of Bank Common Stock at less than 90% the Fair Market Value of the Bank Common Stock as of the record date, and in determining the aggregate sale price of the shares of Bank Common Stock issuable on the exercise of rights or warrants, there will be taken into account any consideration received by the Bank for the rights or warrants, with the value of that consideration, if other than cash, to be determined unanimously by the Board of Directors of the Bank (whose determination, if made in good faith, will be conclusive). If any rights or warrants that lead to an adjustment of the Exchange Rate expire or terminate without having been exercised, the Exchange Rate then in effect will be appropriately readjusted; however, a readjustment of the Exchange Rate will not affect any exchanges of Series C Preferred Shares that take place before the readjustment. The "Fair Market Value" of a share of Bank Common Stock on any specified date means the average of the last reported sale prices per share of Bank Common Stock for the ten consecutive Trading Days (as defined below) preceding that date. The last reported sale price for each day shall be (i) the last sale price, or the closing bid price if no sale occurred, of the Bank Common Stock on the principal securities exchange on which the Bank Common Stock is listed,
     (ii) if not listed as described in clause (i), the last reported sale price of the Bank Common Stock on the NASDAQ Stock Market (the "NASDAQ Stock Market"), or any successor or similar system then in common use, if transactions in the Bank Common Stock are so reported, or (iii) if neither of clauses (i) or (ii) is applicable, the mean of the high and low bid quotations for the Bank Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted bid quotations for the Bank Common Stock on at least five of the ten preceding days. If the Bank Common Stock is quoted on a national securities or central market system, in lieu of a market or quotation system described above, the last reported sale price shall be determined in the manner set forth in clause (iii) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (i) of the preceding sentence if actual transactions are


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     reported. If none of the conditions set forth above is met, the last reported sale price of the Bank Common Stock on any day or the average of such last reported sales prices for any period shall be the fair market value per share of the Bank Common Stock as determined by a member firm of the New York Stock Exchange, Inc. selected by the Bank and reasonably acceptable to the holder of a majority of the Class C Preferred Shares then outstanding. "Trading Days" means (a) if the Bank Common Stock is listed on a national securities exchange, days on which the principal such exchange on which the Bank Common Stock is listed is open for trading of securities; or (b) if clause (a) does not apply and the Bank Common Stock is then included in the NASDAQ Stock Market or any successor or similar system, days on which trades may be made on such system; or (c) if neither of clauses (a) or (b) is applicable, days on which quotations are reported by the National Quotation Bureau Incorporated.

          (iii) If the Bank proposes to distribute to the holders of its Bank Common Stock as a class any shares of capital stock of the Bank (other than Bank Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions of cash paid from retained earnings of the Bank) or other securities (other than the rights and warrants referred to in Section 4(b)(ii)) evidencing a right to subscribe for or purchase any of its securities, then, in each such case, the Exchange Rate will be increased so that it will equal the amount determined by multiplying the number of shares of Bank Common Stock issuable on exchange of one Series C Preferred Share pursuant to the Exchange Rate in effect immediately prior to the record date for the distribution by a fraction of which the numerator is the Fair Market Value of the Bank Common Stock on the record date for the distribution and of which the denominator is the Fair Market Value of the Bank Common Stock on that record date, less the then fair market value (as determined by the Board of Directors of the Bank, whose determination, if reasonably made in good faith, will be conclusive) of the capital stock, evidences of indebtedness, assets, rights or warrants that are proposed to be distributed with respect to one share of Bank Common Stock. Each adjustment will, except as provided in Section 4(b)(vii), become effective immediately after the record date for the determination of the stockholders entitled to receive the distribution. If any distribution is declared but not made, or if any rights or warrants expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants expire or terminate, the Exchange Rate then in effect will be appropriately readjusted; however, a readjustment will not affect any exchanges that take place before the readjustment.

          (iv) If there is a reclassification or change of outstanding shares of Bank Common Stock (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Bank with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Bank Common Stock, or a sale or transfer of all or substantially all of the assets of the Bank, upon any subsequent exchange of Series C Preferred Shares, each holder of Series C Preferred Shares will be entitled to receive the kind and amount of securities, cash and other property that the holder would have received if the holder had exchanged the Series C Preferred Shares into Bank Common Stock immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events. The Corporation will give each holder at least 15 days prior notice of any such transaction if the result of such transaction would be that upon the exchange of Series C Preferred Shares pursuant to this Section 4, holders would not receive common stock listed on a national securities exchange or included in the NASDAQ Stock Market or any successor or similar system; provided, however, that failure to give proper notice shall not invalidate any corporate action and the exclusive remedy therefor shall be any monetary damages demonstrated by a holder.

          (v) No adjustment in the Exchange Rate will be required unless the adjustment would require a change of at least 1% in the Exchange Rate; provided, however, that any adjustments which are not made because of this
     Section 4(b)(v) will be carried forward and taken into account in any subsequent adjustment; and provided, further, that any adjustment must be made in accordance with this Section 4(b) (without regard to this Section 4(b)(v)) not later than the time the adjustment may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Bank Common Stock. All calculations under this Section 4(b) will be made to the nearest one hundredth of a share.

          (vi) Whenever the Exchange Rate is adjusted, the Corporation will promptly send each holder of record of shares of Series C Preferred Shares a notice of the adjustment of the Exchange Rate setting forth the adjusted Exchange Rate and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

          (vii) In any case in which this Section 4(b) provides that an adjustment will become effective immediately after a record date for an event, the Bank may defer until the occurrence of the event issuing to the holder of any Series C Preferred Share exchanged after the record date and before the occurrence of the event the additional shares of Bank Common Stock issuable upon the exchange by reason of the adjustment over and above the Bank Common Stock issuable upon the exchange before giving effect to the adjustment.

     Section 5.   Automatic Exchange.

     (a) Automatic Exchange Upon a Regulatory Exchange Event Into Bank Series C Preferred Shares.

          (i) Subject to the terms and conditions of this Section 5(a), each Series C Preferred Share will be exchanged automatically for one newly issued share (each, a "Bank Series C Preferred Share") of the 5.7% Noncumulative Series C Convertible Preferred Stock of First Republic Bank (the "Bank") in the event (x) the Bank becomes "undercapitalized" under regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, (y) the Bank is placed into bankruptcy, reorganization, conservatorship or receivership, or (z) the Federal Deposit Insurance Corporation or other appropriate successor federal agency (the "FDIC"), or, if authorized by law, the Commissioner of the Financial Institutions Division of the Department of Business and Industry of the State of Nevada (the "Nevada Commissioner") directs such exchange in writing because, in its sole discretion, and even if the Bank is not "undercapitalized," the FDIC or the Nevada Commissioner anticipates that the Bank may become "undercapitalized" in the near term (each, a "Regulatory Exchange Event"). Upon the occurrence of a Regulatory Exchange Event, each holder of Series C Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series C Preferred Share of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series C Preferred Share a certificate representing one Bank Series C Preferred Share. Any Series C Preferred Share purchased or redeemed by the Company, or exchanged by the holder pursuant to Section 4, prior to the Time of Regulatory Exchange (as defined below) shall not be deemed outstanding and shall not be subject to the Automatic Regulatory Exchange (as defined below). Holders of Series C Preferred Shares cannot exchange their Series C Preferred Shares for Bank Series C Preferred Shares voluntarily. In addition, absent the occurrence of a Regulatory Exchange Event and the subsequent exchange provided for in this Section 5(a), holders of Series C Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to any security of the Bank; such rights as are conferred by the Series C Preferred Shares exist solely as to the Corporation. The rights, preferences and other terms of the Bank Series C Preferred Shares shall be as set forth in the

     Certificate of Designations with respect to such Shares, dated June 18, 2001 filed by the Bank in the office of the Secretary of State of the State of Nevada.

          (ii) The exchange contemplated by this Section 5(a) (the "Automatic Regulatory Exchange") shall occur as of 8:00 A.M. New York City time on the earliest possible Business Day such an exchange could occur following the Regulatory Exchange Event (the "Time of Regulatory Exchange"), as evidenced by the issuance by the Bank of a press release prior to such time. As of the Time of Regulatory Exchange, all of the Series C Preferred Shares will be deemed canceled without any further action by the Corporation, all rights of the holders of Series C Preferred Shares as stockholders of the Corporation will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of a like number of Bank Series C Preferred Shares. The Corporation will give notice of the occurrence of the Regulatory Exchange Event to each holder of Series C Preferred Shares within 30 days of such event, and the Bank will deliver to each such holder certificates for Bank Series C Preferred Shares upon surrender of certificates for Series C Preferred Shares. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing Series C Preferred Shares shall be deemed for all purposes to represent Bank Series C Preferred Shares.

     (b)  Automatic Exchange Under Certain Circumstances Into Common Stock.

          (i) Subject to the terms and conditions of this Section 5(b), each Series C Preferred Share will be exchanged automatically for a number of fully paid and nonassessable shares of Bank Common Stock equal to the Exchange Rate then in effect if on any date on or after June 16, 2007 the Fair Market Value of the Bank Common Stock equals or exceeds 133% of the Exchange Price (any such event being a "Mandatory Bank Common Share Exchange Event"); provided, however, that notwithstanding the provisions of
     Section 4(b), for the purpose of this paragraph the Fair Market Value shall be based on the 20 Trading Days preceding the applicable date. The "Exchange Price" as of any date shall be $1,000 divided by the Exchange Rate in effect on that date. Upon the occurrence of a Mandatory Bank Common Share Exchange Event, each holder of Series C Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series C Preferred Share of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for such Series C Preferred Shares a certificate representing the requisite number of shares of Bank Common Stock. Any Series C Preferred Share purchased or redeemed by the Company, or exchanged by the holder pursuant to Section 4, prior to the Time of Mandatory Bank Common Share Exchange (as defined below) shall not be deemed outstanding and shall not be subject to the Automatic Mandatory Bank Common Share Exchange (as defined below).

          (ii) The exchange contemplated by this Section 5(b) (the "Automatic Mandatory Bank Common Share Exchange") shall occur as of 8:00 A.M. New York City time on the earliest possible Business Day such an exchange could occur following the Exchange Event (the "Time of Mandatory Bank Common Share Exchange"). As of the Time of Mandatory Bank Common Share Exchange, all of the Series C Preferred Shares will be deemed canceled without any further action by the Corporation, all rights of the holders of Series C Preferred Shares as stockholders of the Corporation will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of the number of shares of Bank Common Stock provided for above. The Corporation will mail notice of the occurrence of the Mandatory Bank Common Share Exchange Event to each holder of Series C Preferred Shares within 30 days of such event, and the Bank will deliver to each such holder certificates for shares of Bank Common Stock Shares upon surrender of certificates for Series C Preferred Shares. Until such replacement stock

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

     certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing Series C Preferred Shares shall be deemed for all purposes to represent solely the right to receive shares of Bank Common Stock.

     (c) Status of Shares Redeemed; Treatment of Dividends. Any Series C Preferred Shares purchased or redeemed by the Corporation in accordance with
Section 3 hereof or exchanged by the holder pursuant to Section 4 hereof prior to the Time of Regulatory Exchange or the Time of Mandatory Bank Common Share Exchange shall not be deemed outstanding and shall not be subject to the Automatic Regulatory Exchange or Mandatory Bank Common Share Exchange, as the case may be. In the event of the Automatic Regulatory Exchange, any accrued and unpaid dividends on the Series C Preferred Shares as of the Time of Regulatory Exchange shall be deemed to be accrued and unpaid dividends on the Bank Series C Preferred Shares.

     Section 6.   Voting Rights.

     (a) General. Except as expressly provided in this Section 6 and as required by law, holders of Series C Preferred Shares shall have no voting rights. When the holders of Series C Preferred Shares are entitled to vote, each Series C Preferred Shares will be entitled to one vote per share.

     (b) Right to Elect Directors. If, at the time of any annual meeting of the Corporation's stockholders for the election of directors, the Corporation has failed to pay or declare and set aside for payment a semiannual dividend during any of the two preceding Dividend Periods on any series of Preferred Stock of the Corporation, including the Series C Preferred Shares, the number of directors then constituting the Board of Directors of the Corporation will be increased by two (if not already increased by two due to a failure to pay or declare and set aside preferred stock dividends), and the holders of the Series C Preferred Shares, voting together with the holders of all other series of Preferred Stock as a single class, will be entitled to elect such two additional directors to serve on the Corporation's Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock (a "Preferred Director") shall continue to serve as such director until the later of (i) the full term for which he or she shall have been elected or (ii) the payment of three semiannual dividends on the Preferred Stock, including the Series C Preferred Shares. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series C Preferred Shares entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at a meeting of the Corporation's stockholders, or of the holders of the Series C Preferred Shares and all other series of Preferred Stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series C Preferred Shares shall not have been paid for the preceding semiannual Dividend Period, (i) any vacancy in the office of any Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and
(ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series C Preferred Shares entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Any Preferred Director will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors.

     (c) Certain Voting Rights. The affirmative vote or consent of the holders of at least 67% of the outstanding shares of each series of Preferred Stock of the Corporation, including the Series C Preferred Shares, will be required (i) to create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to any outstanding series of Preferred Stock of the Corporation other than a series which shall not have any right to object to such creation or (ii) alter or change the provisions of the Corporation's Articles of Incorporation (including the terms of the Series C Preferred Shares), including by consolidation or merger, so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Corporation; provided, that if such amendment shall not adversely affect all series of Preferred Stock of the Corporation, such amendment need only be approved by at least 67% of the holders of shares of each series of Preferred Stock adversely affected thereby. Notwithstanding the foregoing, an alteration or change to the provisions of the Corporation's Articles of Incorporation shall not be deemed to affect the voting powers, preferences or special rights of the holders of the Series C Preferred Shares, provided that: (a) the Series C Preferred Shares remain outstanding with the terms thereof unchanged; or (b) the Series C Preferred Shares are converted in a merger or consolidation transaction into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series C Preferred Shares set forth herein. Additionally, an increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or an increase in the amount of authorized shares of any such series, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect the voting powers, preferences or special rights of the holders of the Series C Preferred Shares.

     Section 7.   Independent Directors.

     (a) Number; Definition. As long as any Series C Preferred Shares are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, "Independent Director" means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or a current director, officer or employee of the Bank or any affiliate of the Bank, or (ii) a Preferred Director.

     (b) Approval of Independent Directors. As long as any Series C Preferred Shares are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent Directors:
(i) the issuance of additional Preferred Stock ranking senior to, or on a parity with, the Series C Preferred Shares, (ii) the modification of the general distribution policy or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series C Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Corporation's "REIT taxable income" (excluding capital gains) for such year plus net capital gains of the Corporation for that year, (iii) the acquisition of real estate assets other than Mortgage Assets (as such term is herein defined), (iv) the redemption of any shares of Common Stock, (v) the termination or modification of, or the election not to renew, the Advisory Agreement or the Servicing Agreement or the subcontracting of any duties under the Servicing Agreement or the Advisory Agreement to third parties unaffiliated with the Bank, (vi) any dissolution, liquidation or termination of the Corporation prior to June 1, 2009, (vii) the determination to revoke the Corporation's REIT status, and (viii) the incurrence of debt for borrowed money other than debt in excess of 25% of the Corporation's total shareholders' equity. So long as the number of Independent Directors is two, the foregoing actions must be approved by both of the Independent Directors. As used herein, "Advisory Agreement" means the Advisory Agreement, dated April 30, 1999, between the Corporation and the Bank, as it may be amended or supplemented from time to time; "Mortgage Assets" means obligations secured by real property, as well as certain other assets eligible to be held by REITs, such as cash, cash equivalents and securities, including shares or interests in other REITs; and "Servicing Agreement" means the Whole Loan Purchase and Servicing Agreement, dated as of April 30, 1999, between the Corporation and the Bank, as it may be amended or supplemented from time to time.

     (c) Determination by Independent Directors. In determining whether any proposed action requiring their consent is in the best interests of the Corporation, the Independent Directors shall consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series C Preferred Shares. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series C Preferred Shares, the Independent Directors shall owe the same duties that the Independent Directors owe with respect to holders of shares of Common Stock.

     Section 8. No Conversion Rights. The holders of Series C Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest in, the Corporation.

     Section 9. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series C Preferred Shares.

     Section 10. Preemptive or Subscription Rights. No holder of Series C Preferred Shares of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

     Section 11. No Other Rights. The Series C Preferred Shares shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Corporation's Articles of Incorporation or as otherwise required by law.

     Section 12. Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series C Preferred Shares and repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsection (a) of Section 3 hereof) of Series C Preferred Shares shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal or state banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

     Section 13. Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given by or to a holder or the Corporation pursuant to the terms hereof shall be in writing and (a) if given at a time when there are three or fewer holders of record of Series C Preferred Shares, shall be deemed given (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 P.M., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), to such address for the recipient party as notice thereof shall have been most recently received by the sending party) and (b) if given at any other time, shall be deemed given on the fifth Business Day after deposit in the U.S. mail, postage prepaid, addressed to each holder's address most recently appearing in the records of the Corporation.



                     [Signatures are on the following page.]

The undersigned hereby certify that any and all approvals required by NRS 78.1955(3) have been obtained.

First Republic Preferred Capital Corporation

By: _______________________________________
    Name:
    Title:


By: _______________________________________
    Name:
    Title:


STATE OF CALIFORNIA
COUNTY OF SAN FRANCISCO

     This instrument was acknowledged before me on June 15, 2001 by _____________________ as the vice-president of First Republic Preferred Capital Corporation.





                                                ________________________________
                                                          Notary Public



                                                My commission expires:__________